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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-109092 on Form S-3 and Registration Statement No. 333-69066 on Form S-8 of Phoenix Footwear Group, Inc. of our report dated February 6, 2004 appearing in the Annual Report on Form 10-K of Phoenix Footwear Group, Inc. for the year ended December 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the change in accounting resulting from the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets).


DELOITTE & TOUCHE LLP
San Diego, California
March 25, 2004